Exhibit 99.2

                     [Letterhead of PricewaterhouseCoopers]


                        REPORT OF INDEPENDENT ACCOUNTANTS


March 22, 1999

To the Board of Directors of
Union Planters Corporation and
Union Planters Bank, National Association

We have examined management's assertion about Union Planters Bank, National Association's (the "Company") compliance with the minimum servicing standards (the "Standards") identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS as of and for the year ended December 31, 1998, included in the accompanying management assertion, attached hereto as Exhibit I. Management is responsible for the Company's compliance with the Standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Standards.

In our opinion, management's assertion that the Company complied with the aforementioned Standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.


                                      /s/ PricewaterhouseCoopers LLP
                                          Memphis, Tennessee

                                                                       EXHIBIT I


                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS

As of and for the year ended December 31, 1998, Union Planters Bank, National Association (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond in the amount of $20,000,000 per claim and an errors and omissions policy in the amount of $25,000,000.

Union Planters Bank, National Association
March 22, 1999



/s/ Joel R. Katz
--------------------------------
Joel R. Katz
Executive Vice President




/s/ Mark Mosteller                                /s/ Suzanne W. Hardage
--------------------------------                  ------------------------------
Mark Mosteller                                    Suzanne W. Hardage
Senior Vice President                             Senior Vice President